Exhibit 4.11

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of February 24, 2022 (this “Second Supplemental Indenture”), by and among EXELA INTERMEDIATE LLC, a Delaware limited liability company (the “Company”), EXELA FINANCE INC., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION as trustee (as the successor to U.S. Bank National Association as trustee under the indenture referred to below)(the “Trustee”). Capitalized terms used herein without definitions shall have the meaning assigned to them in the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee have heretofore executed the indenture, dated as of December 9, 2021, as amended by the first supplemental indenture, dated as of December 20, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Issuers’ 11.500% First-Priority Senior Secured Notes due 2026 (the “Notes”), initially in the aggregate principal amount of $982,598,000 (the “Existing Notes”);

WHEREAS, Section 2.01 of the Indenture provides that the Issuers may, from time to time, and in accordance therewith, issue additional Notes under the Indenture subject to the satisfaction of certain conditions set forth in the Indenture;

WHEREAS, on the date hereof, the Issuers intend to issue an aggregate principal amount of $70,000,000 of the Notes (the “Additional Notes”);

WHEREAS, the Issuers have duly authorized the execution and delivery of this Second Supplemental Indenture and the Additional Notes to be issued as provided in the Indenture;

WHEREAS, the Existing Notes and the Additional Notes will be treated as a single series of Notes for all purposes under the Indenture (as supplemented by this Second Supplemental Indenture), including, among other things, waivers, amendments, redemptions and offers to purchase;

WHEREAS, pursuant to Sections 9.01 and 9.05 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Second Supplemental Indenture to provide for the issuance of the Additional Notes;

WHEREAS, the Issuers have complied with all of the conditions precedent and covenants provided for in the Indenture relating to the execution and delivery of this Second Supplemental Indenture and the issuance of the Additional Notes; and

WHEREAS, the Issuers have requested that the Trustee execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers and the

Trustee mutually covenant and agree for the equal and ratable benefit of all holders of the Notes as follows:

1.Terms of Additional Notes. The terms of the Additional Notes shall be identical to the Existing Notes issued on December 9, 2021, other than with respect to the following:

(a)

Principal Amount. The aggregate principal amount of the Additional Notes which may be authenticated and delivered under the Indenture, as supplemented by this Second Supplemental Indenture, shall be $70,000,000.

(b)	Issue Price. The issue price of the Additional Notes shall be 100% of the aggregate principal amount of the Additional Notes, plus accrued and unpaid interest from and including December 9, 2021.
(c)	Issuance Date. The issuance date of the Additional Notes shall be the date of this Second Supplemental Indenture.
(e)

Global Notes. The Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes. The depositary for such Global Notes shall be The Depository Trust Company, a New York corporation.

(f)	Additional Terms. The Additional Notes shall have other terms set forth in the form of global notes attached hereto as Exhibit A.
(g)	Issued Pursuant to Section 2.01. The Additional Notes shall be issued pursuant to Section 2.01 of the Indenture.

2.Execution and Authentication of Additional Notes. The Additional Notes shall be executed on behalf of the Issuers by an Officer and authenticated by the Trustee pursuant to Section 2.03 of the Indenture.

3.Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital thereto are used herein as therein defined, except that the term “holders” in this Second Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

4.Notices. All notices or other communications to the Issuers shall be given as provided in Section 13.02 of the Indenture.

5.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture or as to the statements made in the recitals.

8.Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Second Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof.

9.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

EXELA INTERMEDIATE LLC,
as Company

By:	/s/ Erik Mengwall
	Name:	Erik Mengwall
	Title:	Secretary

EXELA FINANCE INC.,
as Co-Issuer

By:	/s/ Erik Mengwall
	Name:	Erik Mengwall
	Title:	Secretary

[Signature Page to Second Supplemental Indenture—Exela Technologies, Inc.]

U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

[Signature Page to Second Supplemental Indenture—Exela Technologies, Inc.]

EXHIBIT A

FORM OF ADDITIONAL NOTES

See attached.